As filed with the Securities and Exchange Commission on November 15, 2005.
Registration No. 333-127888

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DOVER SADDLERY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	5941	04-3438294
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P. O. Box 1100
525 Great Road
Littleton, MA 01460
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Stephen L. Day
Chief Executive Officer
Dover Saddlery, Inc.
525 Great Road
P. O. Box 1100
Littleton, MA 01460
(978) 952-8062
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

Justin P. Morreale, Esq. John J. Concannon III, Esq. Bingham McCutchen LLP 150 Federal Street Boston, MA 02110 (617) 951-8245	Jeffrey S. Marcus, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104-0012 (212) 468-8137
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee

Common Stock, $0.0001 par value	$40,250,000	$4,738(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2)	$4,808 was previously paid.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note
     This Amendment No. 4 is being filed solely for the purpose of filing exhibits to the Registration Statement on Form S-1 (Registration No. 333-127888) and no changes or additions are being made hereby to the preliminary prospectus which forms part of the Registration Statement or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
          The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount). Except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee, all amounts are estimates.

Amount to be
Paid

SEC registration fee	$4,738
NASD filing fee	$4,500
Nasdaq National Market listing fee	$100,000
Legal fees and expenses	$500,000
Accounting fees and expenses	$250,000
Printing expenses	$150,000
Transfer and registrar fee	$15,000
Miscellaneous	$25,762

Total	$1,050,000

Item 14.	Indemnification of directors and officers
          Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.
          The Amended and Restated Certificate of Incorporation and By-laws of the Registrant, copies of which are incorporated by reference herein, respectively, provide for indemnification of officers and Directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
          The above discussion of the Registrant’s Amended and Restated Certificate of Incorporation and By-laws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the terms of the Amended and Restated Certificate of Incorporation and By-laws and the Delaware statute.
          The Registrant will agree to indemnify the underwriter and their controlling persons, and the underwriter will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of the Registrant, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.
          For information regarding the Registrant’s undertaking to submit to adjudication the issue of indemnification for violation of the securities laws. See Item 17 hereof.

Item 15.	Recent Sales of Unregistered Securities
          Set forth below is information regarding notes issued, and options granted, by us within the past three years. Also included is the consideration, if any, received by us for such notes and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
          On December 11, 2003, in exchange for $3,500,000, we issued a Senior Secured Subordinated Note due March 11, 2007 to Wilton Funding, LLC, an affiliate of Patriot Capital Funding, Inc. On September 16, 2005, such note was paid in full from proceeds obtained through the issuance of a new Senior Secured Subordinated Note. This new note was issued to Patriot Capital Funding, LLC I for a principal amount of $8,050,000 and is due September 16, 2009. No underwriter was involved in the sales of such notes and such notes were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, to the extent exemptions from such registration were required.
          From the period beginning November 2, 2002 through November 1, 2005, we have granted stock options under our 1999 Stock Option Plan for an aggregate of 150,524 shares of common stock (net of exercises, expirations and cancellations) at exercise prices ranging from $1.94 to $2.14 per share. During the same period, options to purchase 280,711 shares of common stock were exercised. On September 16, 2005, we issued a warrant to purchase common stock to Patriot Capital Funding, Inc. exercisable for up to 30,974 shares at a price of $0.00759 per share. The issuances of such stock options and the shares of common stock issuable upon the exercise thereof were issued in reliance on the exemption from registration provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder and the warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Number		Description

1.1		Form of Underwriting Agreement
*3	.1	Amended and Restated Certificate of Incorporation of the Registrant
*3	.2	Certificate of Amendment to Certificate of Incorporation of the Registrant
*3	.3	Second Amended and Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering
*3	.4	By-laws of the Registrant
*3	.5	Amended and Restated By-laws of the Registrant to be effective upon completion of this offering
*4	.1	Shareholders Agreement, dated as of September 17, 1998, by and among the Registrant, Stephen L. Day, Jonathan A.R. Grylls, David Post, Donald Motsenbocker, Thomas Gaines, David J. Powers, James F. Powers, and Michele R. Powers
*4	.2	First Amendment to Shareholders Agreement, dated as of August 29, 2003, by and among the Registrant, Stephen L. Day, Jonathan A.R. Grylls, David Post, Thomas Gaines, David J. Powers, James F. Powers, and Michele R. Powers

Number		Description

*4	.3	Second Amendment to Shareholders Agreement, dated as of August 25, 2005, by and among a majority in interest of the Purchasers (as defined therein) and a majority in interest of the Sellers (as defined therein)
*4	.4	Instrument of accession, dated as of September 16, 2005, signed by Citizens Ventures, Inc. and accepted by the Registrant, to that certain Shareholders Agreement, dated as of September 17, 1998, by and among the Registrant and the Shareholders referenced therein, as amended
*4	.5	Form of Common Stock Certificate
*4	.6	Warrant to purchase common stock of the Registrant issued to Patriot Capital Funding, Inc.
*4	.7	Amended and Restated 11.50% Senior Secured Subordinated Note, dated September 16, 2005, issued jointly by the Registrant, Dover Massachusetts and Smith Brothers, Inc. to Patriot Capital Funding, LLC I
5.1		Opinion of Bingham McCutchen LLP
5.2		Opinion of Preti Flaherty Beliveau Pachios & Haley LLP
*†10	.1	1999 Stock Option Plan (the “1999 Plan”)
*†10	.2	Form of Stock Option Agreement under the 1999 Plan
*10	.3	2005 Equity Incentive Plan (the “2005 Plan”)
*10	.4	Form of Stock Option Agreement under the 2005 Plan
*10	.5	Form of Restricted Stock Award Agreement under the 2005 Plan
*10	.6	Lease, dated as of May 29, 1997, by and between Dover Massachusetts and CE Holman, LLP
*10	.7	Lease, dated as of October 12, 2001, by and between David F. Post and Dover Massachusetts
*10	.8	Lease, dated as of March 1, 2003, by and between Smith Brothers, Inc. and JDS Properties, LLC
*10	.9	Letter dated February 9, 2005 from the Registrant to JDS Properties, LLC regarding lease extension
*10	.10	Lease, dated as of June 22, 2002, by and between Hockessin Square, L.L.C. and Dover Massachusetts
*10	.11	Letter dated January 25, 2005 from the Registrant to Hockessin Square, L.L.C. regarding lease extension
*10	.12	Lease, dated as of November 24, 2003, by and between North Conway Holdings, Inc. and Dover Massachusetts
*10	.13	Stock Purchase Agreement, dated as of August 14, 1998, by and among the Registrant, James F. Powers, David J. Powers and Michele R. Powers
*10	.14	First Amendment to Stock Purchase Agreement, dated as of August 14, 1998, by and among the Registrant, James F. Powers, David J. Powers and Michele R. Powers
*10	.15	Amendment to Stock Purchase Agreement, dated as of September 17, 1998, by and among the Registrant, James F. Powers, David J. Powers and Michele R. Powers
*10	.16	Amended and Restated Loan Agreement, dated as of December 11, 2003, by and between Dover Massachusetts and Fleet National Bank
*10	.17	Amendment to Loan Agreement, dated as of December 11, 2003, by and between Dover Massachusetts and Fleet National Bank
*10	.18	Amended and Restated Security Agreement, dated as of December 11, 2003, by and between Dover Massachusetts and Fleet National Bank
*10	.19	Amended and Restated Pledge Agreement, dated as of December 11, 2003, by and between the Registrant and Fleet National Bank
*10	.20	Shareholder Pledge Agreement, dated as of September 17, 1998, by and among Stephen L. Day, Jonathan A.R. Grylls, David J. Powers, James F. Powers, Michele R. Powers and BankBoston, N.A.

Number		Description

*10	.21	Amended and Restated Revolving Credit Note, dated as of December 11, 2003, by Dover Massachusetts for the benefit of Fleet National Bank
*10	.22	Letter agreement, dated as of September 16, 2005, by and between Dover Massachusetts and Bank of America, N.A. (successor by merger to Fleet National Bank)
*10	.23	Security Agreement, dated as of December 11, 2003, by and between Smith Brothers, Inc. and Fleet National Bank
*10	.24	Guaranty, dated as of December 11, 2003, by Smith Brothers, Inc. to Fleet National Bank
*10	.25	Redemption Agreement, dated as of August 25, 2005, by and between the Registrant and Citizens Ventures, Inc.
*10	.26	Letter agreement, dated as of September 14, 2005, by and between the Registrant and Citizens Ventures, Inc., amending that certain Redemption Agreement, dated as of August 26, 2005, by and between the Registrant and Citizens Ventures, Inc.
*10	.27	License Agreement, dated as of February 10, 2003, by and between Weatherbeeta PTY LTD and the Registrant
*10	.28	Settlement Agreement, dated as of December 22, 2003, by and between Libertyville Saddle Shop, Inc. and the Registrant
*10	.29	Employment Agreement, dated as of September 1, 2005, by and between Stephen L. Day and the Registrant
*10	.30	Employment Agreement, dated as of September 1, 2005, by and between Jonathan A.R. Grylls and the Registrant
*10	.31	Amended and Restated Subordination Agreement, dated as of September 16, 2005, by and among Bank of America, N.A. (successor by merger to Fleet National Bank), Patriot Capital Funding, Inc. (successor in interest to Wilton Funding, LLC) and Dover Massachusetts, acknowledged by the Registrant and Smith Brothers, Inc.
*10	.32	Amended and Restated Senior Subordinated Note and Warrant Purchase Agreement, dated as of September 16, 2005, by and among the Registrant, Dover Massachusetts, Smith Brothers, Inc., Patriot Capital Funding, Inc. and the Purchasers referenced therein
*10	.33	Amended and Restated Security Agreement, dated as of September 16, 2005, by and among the Registrant, Dover Massachusetts, Smith Brothers, Inc. and Patriot Capital Funding, Inc.
*14	.1	Code of Business Conduct and Ethics
*21	.1	Subsidiaries of the Registrant
23.1		Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
*23	.2	Consent of Ernst & Young LLP
23.3		Consent of Preti Flaherty Beliveau Pachios & Haley PLLC (included in Exhibit 5.2)
*24	.1	Power of Attorney
*99	.1	Consent of William F. Meagher, Jr.

*	Previously filed

†	Indicates a management contract or compensatory plan or arrangement
(b) Financial Statement Schedules
          All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17.	Undertakings
          The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on this 15th day of November, 2005.

Dover Saddlery, Inc.

By:	/s/ Stephen L. Day

Stephen L. Day President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Stephen L. Day Stephen L. Day		President, Chief Executive Officer and Director (principal executive officer)	November 15, 2005

/s/ Jonathan A.R. Grylls Jonathan A.R. Grylls		Chief Operating Officer and Director	November 15, 2005

/s/ Michael W. Bruns Michael W. Bruns		Chief Financial Officer (principal accounting and financial officer)	November 15, 2005

* David J. Powers		Director	November 15, 2005

* James F. Powers		Director	November 15, 2005

* Gregory F. Mulligan		Director	November 15, 2005

*By:	/s/ Stephen L. Day Stephen L. Day Attorney-in-Fact

*By:	/s/ Jonathan A.R. Grylls Jonathan A.R. Grylls Attorney-in-Fact

EXHIBIT INDEX

Number		Description

1.1		Form of Underwriting Agreement
*3	.1	Amended and Restated Certificate of Incorporation of the Registrant
*3	.2	Certificate of Amendment to Certificate of Incorporation of the Registrant
*3	.3	Second Amended and Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering
*3	.4	By-laws of the Registrant
*3	.5	Amended and Restated By-laws of the Registrant to be effective upon completion of this offering
*4	.1	Shareholders Agreement, dated as of September 17, 1998, by and among the Registrant, Stephen L. Day, Jonathan A.R. Grylls, David Post, Donald Motsenbocker, Thomas Gaines, David J. Powers, James F. Powers, and Michele R. Powers
*4	.2	First Amendment to Shareholders Agreement, dated as of August 29, 2003, by and among the Registrant, Stephen L. Day, Jonathan A.R. Grylls, David Post, Thomas Gaines, David J. Powers, James F. Powers, and Michele R. Powers
*4	.3	Second Amendment to Shareholders Agreement, dated as of August 25, 2005, by and among a majority in interest of the Purchasers (as defined therein) and a majority in interest of the Sellers (as defined therein)
*4	.4	Instrument of accession, dated as of September 16, 2005, signed by Citizens Ventures, Inc. and accepted by the Registrant, to that certain Shareholders Agreement, dated as of September 17, 1998, by and among the Registrant and the Shareholders referenced therein, as amended
*4	.5	Form of Common Stock Certificate
*4	.6	Warrant to purchase common stock of the Registrant issued to Patriot Capital Funding, Inc.
*4	.7	Amended and Restated 11.50% Senior Secured Subordinated Note, dated September 16, 2005, issued jointly by the Registrant, Dover Massachusetts and Smith Brothers, Inc. to Patriot Capital Funding, LLC I
5.1		Opinion of Bingham McCutchen LLP
5.2		Opinion of Preti Flaherty Beliveau Pachios & Haley LLP
*†10	.1	1999 Stock Option Plan (the “1999 Plan”)
*†10	.2	Form of Stock Option Agreement under the 1999 Plan
*10	.3	2005 Equity Incentive Plan (the “2005 Plan”)
*10	.4	Form of Stock Option Agreement under the 2005 Plan
*10	.5	Form of Restricted Stock Award Agreement under the 2005 Plan
*10	.6	Lease, dated as of May 29, 1997, by and between Dover Massachusetts and CE Holman, LLP
*10	.7	Lease, dated as of October 12, 2001, by and between David F. Post and Dover Massachusetts
*10	.8	Lease, dated as of March 1, 2003, by and between Smith Brothers, Inc. and JDS Properties, LLC
*10	.9	Letter dated February 9, 2005 from the Registrant to JDS Properties, LLC regarding lease extension
*10	.10	Lease, dated as of June 22, 2002, by and between Hockessin Square, L.L.C. and Dover Massachusetts
*10	.11	Letter dated January 25, 2005 from the Registrant to Hockessin Square, L.L.C. regarding lease extension
*10	.12	Lease, dated as of November 24, 2003, by and between North Conway Holdings, Inc. and Dover Massachusetts

Number		Description

*10	.13	Stock Purchase Agreement, dated as of August 14, 1998, by and among the Registrant, James F. Powers, David J. Powers and Michele R. Powers
*10	.14	First Amendment to Stock Purchase Agreement, dated as of August 14, 1998, by and among the Registrant, James F. Powers, David J. Powers and Michele R. Powers
*10	.15	Amendment to Stock Purchase Agreement, dated as of September 17, 1998, by and among the Registrant, James F. Powers, David J. Powers and Michele R. Powers
*10	.16	Amended and Restated Loan Agreement, dated as of December 11, 2003, by and between Dover Massachusetts and Fleet National Bank
*10	.17	Amendment to Loan Agreement, dated as of December 11, 2003, by and between Dover Massachusetts and Fleet National Bank
*10	.18	Amended and Restated Security Agreement, dated as of December 11, 2003, by and between Dover Massachusetts and Fleet National Bank
*10	.19	Amended and Restated Pledge Agreement, dated as of December 11, 2003, by and between the Registrant and Fleet National Bank
*10	.20	Shareholder Pledge Agreement, dated as of September 17, 1998, by and among Stephen L. Day, Jonathan A.R. Grylls, David J. Powers, James F. Powers, Michele R. Powers and BankBoston, N.A.
*10	.21	Amended and Restated Revolving Credit Note, dated as of December 11, 2003, by Dover Massachusetts for the benefit of Fleet National Bank
*10	.22	Letter agreement, dated as of September 16, 2005, by and between Dover Massachusetts and Bank of America, N.A. (successor by merger to Fleet National Bank)
*10	.23	Security Agreement, dated as of December 11, 2003, by and between Smith Brothers, Inc. and Fleet National Bank
*10	.24	Guaranty, dated as of December 11, 2003, by Smith Brothers, Inc. to Fleet National Bank
*10	.25	Redemption Agreement, dated as of August 25, 2005, by and between the Registrant and Citizens Ventures, Inc.
*10	.26	Letter agreement, dated as of September 14, 2005, by and between the Registrant and Citizens Ventures, Inc., amending that certain Redemption Agreement, dated as of August 26, 2005, by and between the Registrant and Citizens Ventures, Inc.
*10	.27	License Agreement, dated as of February 10, 2003, by and between Weatherbeeta PTY LTD and the Registrant
*10	.28	Settlement Agreement, dated as of December 22, 2003, by and between Libertyville Saddle Shop, Inc. and the Registrant
*10	.29	Employment Agreement, dated as of September 1, 2005, by and between Stephen L. Day and the Registrant
*10	.30	Employment Agreement, dated as of September 1, 2005, by and between Jonathan A.R. Grylls and the Registrant
*10	.31	Amended and Restated Subordination Agreement, dated as of September 16, 2005, by and among Bank of America, N.A. (successor by merger to Fleet National Bank), Patriot Capital Funding, Inc. (successor in interest to Wilton Funding, LLC) and Dover Massachusetts, acknowledged by the Registrant and Smith Brothers, Inc.
*10	.32	Amended and Restated Senior Subordinated Note and Warrant Purchase Agreement, dated as of September 16, 2005, by and among the Registrant, Dover Massachusetts, Smith Brothers, Inc., Patriot Capital Funding, Inc. and the Purchasers referenced therein
*10	.33	Amended and Restated Security Agreement, dated as of September 16, 2005, by and among the Registrant, Dover Massachusetts, Smith Brothers, Inc. and Patriot Capital Funding, Inc.
*14	.1	Code of Business Conduct and Ethics
*21	.1	Subsidiaries of the Registrant
23.1		Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

Number		Description

*23	.2	Consent of Ernst & Young LLP
23.3		Consent of Preti Flaherty Beliveau Pachios & Haley PLLC (included in Exhibit 5.2)
*24	.1	Power of Attorney
*99	.1	Consent of William F. Meagher, Jr.

*	Previously filed

†	Indicates a management contract or compensatory plan or arrangement